As filed with the Securities and Exchange Commission on July 11, 2022

Registration Nos. 333-228384
333-230593
333-238076
333-241672
333-254607
333-263266

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO:
Form S-8 Registration Statement No. 333-228384
Form S-8 Registration Statement No. 333-230593
Form S-8 Registration Statement No. 333-238076
Form S-8 Registration Statement No. 333-241672
Form S-8 Registration Statement No. 333-254607
Form S-8 Registration Statement No. 333-263266
UNDER
THE SECURITIES ACT OF 1933

ENTASIS THERAPEUTICS HOLDINGS INC.
(Innoviva Merger Sub, Inc. as successor by merger to Entasis Therapeutics Holdings Inc.)
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	82-4592913 (I.R.S. Employer Identification No.)

35 Gatehouse Drive
Waltham, Massachusetts 02451
(781) 810-0120
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Entasis Therapeutics Holdings Inc. Amended and Restated Stock Incentive Plan, as amended
Entasis Therapeutics Holdings Inc. 2018 Equity Incentive Plan, as amended
Entasis Therapeutics Holdings Inc. 2018 Employee Stock Purchase Plan
(Full title of the plans)

Manoussos Perros, Ph.D.
Chief Executive Officer
Entasis Therapeutics Holdings Inc.
35 Gatehouse Drive
Waltham, Massachusetts 02451
(781) 810-0120
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jack S. Bodner Allison B. Schiffman Matthew C. Franker Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, N 10018 (212) 841-1000	Elizabeth M. Keiley Entasis Therapeutics Holdings Inc. 35 Gatehouse Drive Waltham, Massachusetts 02451 (781) 810-0120

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to each of the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission by Entasis Therapeutics Holdings Inc., a Delaware corporation (“Entasis” or the “Registrant”):

•
Registration Statement on Form S-8, File No. 333-228384, filed on November 14, 2018, registering the offer and sale of: (i) 1,158,335 shares of Entasis common stock, par value $0.001 per share (“Entasis Common Stock”), issuable upon exercise of options issued under the Entasis Therapeutics Holdings Inc. Amended and Restated Stock Incentive Plan, as amended (as amended from time to time, the “Stock Plan”); (ii) 947,108 shares of Entasis Common Stock issuable under the Entasis Therapeutics Holdings Inc. 2018 Equity Incentive Plan, as amended (as amended from time to time, the “2018 EIP”); (iii) 242,783 shares of Entasis Common Stock issuable upon exercise of options issued under the 2018 EIP; and (iv) 140,000 shares of Entasis Common Stock issuable under the Entasis Therapeutics Holdings Inc. 2018 Employee Stock Purchase Plan (as amended from time to time, the “2018 ESPP”).

•
Registration Statement on Form S-8, File No. 333-230593, filed on March 29, 2019, registering the offer and sale of: (i) 524,993 shares of Entasis Common Stock issuable under the 2018 EIP; and (ii) 131,248 shares of Entasis Common Stock issuable under the 2018 ESPP.

•
Registration Statement on Form S-8, File No. 333-238076, filed on May 7, 2020, registering the offer and sale of: (i) 531,662 shares of Entasis Common Stock issuable under the 2018 EIP; and (ii) 132,915 shares of Entasis Common Stock issuable under the 2018 ESPP.

•	Registration Statement on Form S-8, File No. 333-241672, filed on August 6, 2020, registering the offer and sale of 500,000 shares of Entasis Common Stock issuable under the 2018 EIP.

•
Registration Statement on Form S-8, File No. 333-254607, filed on March 23, 2021, registering the offer and sale of (i) 1,465,494 shares of Entasis Common Stock issuable under the 2018 EIP; and (ii) 250,000 shares of Entasis Common Stock issuable under the 2018 ESPP.

•
Registration Statement on Form S-8, File No. 333-263266, filed on March 3, 2022, registering the offer and sale of (i) 1,914,071 shares of Entasis Common Stock issuable under the 2018 EIP; and (ii) 250,000 shares of Entasis Common Stock issuable under the 2018 ESPP.

On July 11, 2022, Innoviva, Inc., a Delaware corporation (“Innoviva”), completed its acquisition of Entasis (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of May 23, 2022, by and among Innoviva, Innoviva Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Innoviva, and Entasis (the “Merger Agreement”). Upon consummation of the Merger, Merger Sub merged with and into Entasis, with Entasis continuing as the surviving corporation and a wholly owned subsidiary of Innoviva.

In connection with the Merger, Entasis is terminating all offerings of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Entasis hereby terminates the effectiveness of the Registration Statements and removes from registration, by means of this Post-Effective Amendment No. 1, any and all Entasis Common Stock registered for sale under the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the termination of such offerings in accordance with the undertakings made by the Registrant in each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Entasis Therapeutics Holdings Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Massachusetts, on this 11th day of July, 2022.

ENTASIS THERAPEUTICS HOLDINGS INC.

By:	/s/ Manoussos Perros, Ph.D.
Manoussos Perros, Ph.D.
Chief Executive Officer